Exhibit 4.2.24

                        CONNECTICUT DEVELOPMENT AUTHORITY


                                       and


                     THE CONNECTICUT LIGHT AND POWER COMPANY





                       AMENDED AND RESTATED LOAN AGREEMENT




                          Dated as of May 1, 1996
                                   and
                          Amended and Restated
                          as of January 1, 1997


                        Connecticut Development Authority
                   $62,000,000 Pollution Control Revenue Bond

                   (The Connecticut Light and Power Company

                          Project - 1996A Series)




                                TABLE OF CONTENTS

                                                       Page

PREAMBLE                                               1


                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION
Section 1.1.   Definitions                             4
Section 1.2.   Interpretation                          10

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
Section 2.1.   Representations by the Authority        11
Section 2.2    Limitation of Control by Borrower       13
Section 2.3.   Representations by the Borrower         13

                                   ARTICLE III
                                    THE LOAN
Section 3.1.   Loan Clauses                            15
Section 3.2.   Other Amounts Payable                   16
Section 3.3.   Manner of Payment                       17
Section 3.4.   Obligation Unconditional                17
Section 3.5.   Security Clauses                        17
Section 3.6.   Issuance of Bonds                       17
Section 3.7.   Issuance, Delivery and Surrender of
               Mortgage Bonds                          18
Section 3.8.   Redemption of Mortgage Bonds            18
Section 3.9.   Effective Date and Term                 18
Section 3.10.  Borrower's Purchase of Bonds            18
Section 3.11.  Standby Bond Purchase Agreement         19
Section 3.12.  Substitution or Replacement of
               Standby Bond Purchase Agreement         19


Section 3.13.  Securities Laws                         21
Section 3.14.  New York Paying Agent                   21

                                   ARTICLE IV
                                   THE PROJECT
Section 4.1.   Completion of the Project               21
Section 4.2.   No Warranty Regarding Condition,
               Suitability or Cost of Project          21
Section 4.3.   Taxes                                   21
Section 4.4.   Insurance                               22
Section 4.5.   Compliance with Law                     22
Section 4.6.   Maintenance and Repair                  22

                                    ARTICLE V
                                   CODEMNATION
                             DAMAGE AND DESTRUCTION
Section 5.1.   No Abatement of Payments Hereunder      23
Section 5.2.   Project Disposition Upon Condemnation,
               Damage or Destruction                   23
Section 5.3.   Application of Net Proceeds of
               Insurance or Condemnation               23

                                   ARTICLE VI
                                    COVENANTS
Section 6.1.   The Borrower to Maintain its Corporate
               Existence; Conditions under which
               Exceptions Permitted                    23
Section 6.2.   Indemnification, Payment of Expenses,
               and Advances                            24
Section 6.3.   Incorporation of Tax Regulatory
               Agreement; Payments Upon Taxability     26
Section 6.4.   Covenant as to Project Use              27
Section 6.5.   Further Assurances and Corrective
               Instruments                             28
Section 6.6.   Covenant by Borrower as to Compliance
               with Indenture                          28
Section 6.7.   Assignment of Agreement or Mortgage
               Bonds                                   28
Section 6.8.   Inspection                              28
Section 6.9.   Default Notification                    29
Section 6.10.  Covenant Against Discrimination         29
Section 6.11.  Authority Costs and Expenses            29
Section 6.12.  Bond Insurer Notice Provisions          29

                                   ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES
Section 7.1.   Events of Default                       30
Section 7.2.   Remedies on Default                     31
Section 7.3    Remedies Upon Project Use Default       32
Section 7.4.   No Duty to Mitigate Damages             32
Section 7.5.   Remedies Cumulative                     32

                                  ARTICLE VIII
                              PREPAYMENT PROVISIONS
Section 8.1.   Optional Prepayment                     33
Section 8.2.   Notice by the Borrower of Optional
               Prepayment                              34
Section 8.3.   Mandatory Prepayment on Taxability      35
Section 8.4.   Mandatory Prepayment Upon Occurrence
               of Certain Events                       35
Section 8.5.   Mandatory Prepayment Pursuant to
               Standby Bond Purchase Agreement         35

                                   ARTICLE IX
                                     GENERAL
Section 9.1.   Indenture                               35
Section 9.2.   Benefit of and Enforcement by
               Bondholders                             35
Section 9.3.   Force Majeure                           35
Section 9.4.   Amendments                              36
Section 9.5.   Notices                                 36
Section 9.6.   Prior Agreements Superseded             36
Section 9.7.   Execution of Counterparts               37
Section 9.8.   Time                                    37


     THIS AMENDED AND RESTATED LOAN AGREEMENT, made and dated as of January 1, 1997, amending and restating that certain Loan Agreement made and dated as of May 1, 1996 (the "Original Loan Agreement") (the Original Loan Agreement as amended and restated hereby is hereinafter referred to as the "Loan Agreement"), each by and between the Connecticut Development Authority, a body corporate and politic constituting a public instrumentality and political subdivision of the State of Connecticut, and The Connecticut Light and Power Company, a corporation organized and existing under the laws of the State of Connecticut,


                                WITNESSETH THAT:

     WHEREAS, the State Commerce Act, constituting Connecticut General Statutes, Sections 32-1a through 32-23xx, as amended (the "Act"), declares that there is a continuing need in the State (1) for economic development and activity to provide and maintain employment and tax revenues and to control, abate and prevent pollution to protect the public health and safety and (2) for assistance to public service businesses providing transportation and utility services in the State, and that the availability of financial assistance and suitable facilities are important inducements to industrial and commercial enterprises to remain or locate in the State and to provide industrial, recreation, urban and public service projects; and

     WHEREAS, the Act provides that (1) the term "project" as used therein means any facility, plant, works, system, building, structure, utility, fixture or other real property improvement located in the State, and the land on which it is located or which is reasonably necessary in connection therewith, which is of a nature or which is to be used or occupied by any person for purposes which would constitute it as an economic development project, recreation project, urban project, public service project or health care project, and any real property improvement reasonably related thereto, and (2) a project may also include or consist exclusively of machinery, equipment or fixtures; and

     WHEREAS, the Act defines economic development project to include "any project which is to be used or occupied by any person for . . . (2) controlling, abating, preventing or disposing land, water, air or other environmental pollution . . . or (3) the conservation of energy or the utilization of cogeneration technology or solar, wind, hydro, biomass or other renewable sources to produce energy for any industrial or commercial application"; and

     WHEREAS, the Act provides that the Authority shall have power to determine the location and character of, and extend credit or make loans to any person for the planning, designing, acquiring, improving and equipping of, a project which may be secured by loan, lease or sale agreements, contracts and other instruments, upon such terms and conditions as the Authority shall determine to be reasonable, to require the inclusion in any contract, loan agreement or other instrument of such provisions for the construction, use, operation, maintenance and financing of the project as the Authority may deem necessary or desirable, to issue its bonds for such purposes, subject to the approval of the Treasurer of the State, and, as security for the payment of the principal or redemption price, if any, of and interest on any such bonds, to pledge or assign such a loan, lease or sale agreement and the revenues and receipts derived by the Authority from such a project; and

     WHEREAS, The Connecticut Light and Power Company (the "Borrower") currently owns certain undivided interests in existing facilities within certain municipalities in the State and, by resolution adopted in furtherance of the purposes of the Act, the Authority has accepted the application of the Borrower for assistance in the financing of facilities for the control, abatement or prevention of environmental pollution deriving from the operation of certain nuclear electric generating facilities (the "Project"); and

     WHEREAS, the Authority has by a resolution adopted April 17, 1996 authorized the issuance of $62,000,000 principal amount of its Pollution Control Revenue Bonds (The Connecticut Light and Power Company Project - 1996A Series) (the "Bonds") for the purpose of providing funds for the financing of construction of and additions to the pollution control and sewage and solid waste disposal facilities of the Borrower; and

     WHEREAS, pursuant to such resolution, the Bonds were secured by an Indenture of Trust, dated as of May 1, 1996 (the "Original Indenture"), by and between the Authority and Fleet National Bank, as trustee; and

     WHEREAS, concurrently with the execution of the Original Indenture, the Authority and the Borrower entered into the Original Loan Agreement, providing for a loan by the Authority to the Borrower in an amount equal to the principal and amount of the Bonds; and

     WHEREAS, in order to support the payment of the Bonds, the Borrower, concurrently with the execution of the Original Indenture, arranged for the delivery to the Paying Agent (as hereinafter defined) of an irrevocable Letter of Credit, dated the date of the delivery of the Bonds, issued by Canadian Imperial Bank of Commerce, New York Agency, for the account of the Borrower in favor of the Paying Agent as beneficiary on behalf of the owners of the Bonds; and

     WHEREAS, the Borrower and Canadian Imperial Bank of Commerce, New York Agency, entered into a Letter of Credit and Reimbursement Agreement dated as of May 1, 1996, obligating the Borrower, inter alia, to repay all amounts drawn under the Letter of Credit; and

     WHEREAS, the Connecticut Department of Public Utility Control approved the issuance of the Note (as such term is defined in the Original Indenture); and

     WHEREAS, on May 21, 1996, the Authority issued the Bonds under and in accordance with the provisions of the Original Indenture; and

     WHEREAS, the Bonds are special obligations of the Authority, payable solely out of the revenues and other receipts, funds or monies derived by the Authority under this Agreement or the Indenture (as hereinafter defined) and from any amounts otherwise available under the Indenture for the payment of the Bonds; and

     WHEREAS, all federal and State agencies having jurisdiction in the premises have certified that the portion of the Project that constitutes pollution control facilities, as designed, is in furtherance of the purpose of controlling, abating or preventing pollution at the Plant; and

     WHEREAS, the Borrower has determined to replace the Letter of Credit (as such term is defined in the Original Indenture) with a substitute Credit Facility (as such term is defined in the Original Indenture) consisting of credit support in the form of a bond insurance policy to be issued by AMBAC Indemnity Corporation (the "Bond Insurer") and liquidity support in the form of a standby bond purchase agreement, by and between the Borrower and Societe Generale, New York Branch, and to make certain other modifications to the Original Indenture in connection therewith; and

     WHEREAS, in order to further secure the Bonds, the Borrower has determined to issue its 1996 Series B First Mortgage Bonds due May 1, 2031 (the "Mortgage Bonds") pursuant to that certain Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, between the Borrower and Bankers Trust Company, as Trustee, as heretofore amended and supplemented and as hereinafter amended or supplemented in accordance with the provisions thereof (the "Mortgage"); and

     WHEREAS, the Borrower acknowledges that the Authority is providing financing for the project in furtherance of the Authority's corporate purposes under the Act, that the accomplishment of these purposes is dependent upon the compliance of the Borrower with its covenants contained in this Agreement, that the Authority has a resulting beneficial interest in the Project, and that the Borrower's use of and interest in the Project as provided hereby are in furtherance of the discharge of a public purpose; and

     WHEREAS, the Connecticut Department of Public Utility Control has approved the substitution of the Credit Facility and the issuance of the Mortgage Bonds; and

     WHEREAS, the Authority, at the request of the Borrower, has determined to amend and restate the Original Loan Agreement in order to provide for the amendments, modifications and other changes necessary to effectuate the replacement of the Letter of Credit and the issuance by the Borrower of the Mortgage Bonds and such other actions to be taken in connection therewith;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, covenants and agreements herein set forth, the Authority and the Borrower, each binding itself, it successors and assigns, do mutually promise, covenant and agree as follows (provided that in the performance of the agreements of the Authority herein contained, any obligation it may incur for the payment of money shall not be an obligation, debt or liability of the State or any municipality thereof and neither the State nor any municipality thereof shall be liable on any obligation so incurred, but any such obligation shall be payable solely out of the revenues or other receipts, funds or monies to be derived by the Authority under this Agreement or the Indenture and from any amounts otherwise available under the Indenture for the payment of the Bonds):

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION


     Section 1.1. Definitions. For the purposes of this Agreement, the following words and terms shall have the respective meanings set forth as follows, and any capitalized word or term used but not defined herein is used as defined in the Indenture:

     "Act" means the State Commerce Act, constituting Connecticut General Statutes, Sections 32-la through 32-23xx, as amended.

     "Agreement" means this Amended and Restated Loan Agreement and any amendments and supplements hereto.

     "Alternate Liquidity Facility" means a standby bond purchase agreement or other liquidity device issued in accordance with Section 3.12 hereof.

     "Authority" means the Connecticut Development Authority, a body corporate and politic constituting a public instrumentality and political subdivision of the State of Connecticut duly organized and existing under the laws of the State, and any body, board, authority, agency or other political subdivision or instrumentality of the State which shall hereafter succeed to the powers, duties and functions thereof.

     "Authorized Representative" means, in the case of the Authority, the Chairman or Vice Chairman, the President, the Executive Vice President or any Senior Vice President or any Vice President thereof and, in the case of the Borrower, the Chairman, Vice Chairman, President, any Vice President, Chief Financial Officer, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary thereof and, when used with reference to the performance of any act, the discharge of any duty or the execution of any certificate or other document, any officer, employee or other person authorized to perform such act, discharge such duty or execute such certificate or other document.

     "Bank" means any bank or banks designated from time to time as a "Bank" under the Standby Bond Purchase Agreement, except that if one or more Alternate Liquidity Facilities are in effect, such term means any entity or entities obligated to make payments under each Alternate Liquidity Facility.

     "Beneficial Owner" shall have the meaning specified in Section 2.3(F) of the Indenture. If any person claims to the Trustee to be a Beneficial Owner, for purposes of Section 2.4(C) of the Indenture, such person shall prove such claim to the satisfaction of the Trustee with such documentation and signature guaranties as the Trustee may request.

     "Bonds" means the $62,000,000 Pollution Control Revenue Bonds (The Connecticut Light and Power Company Project - 1996A Series) authorized and issued pursuant to Section 2.3 of the Indenture.

     "Bond Counsel" means Whitman Breed Abbott & Morgan or such other nationally recognized bond counsel selected by the Authority and reasonably satisfactory to the Borrower and the Trustee.

     "Bond Insurer" shall mean AMBAC Indemnity Corporation, a Wisconsin-domiciled stock insurance company.

     "Borrower" means (i) The Connecticut Light and Power Company, a corporation organized and existing under the laws of the State of Connecticut, and its successors and assigns and (ii) any surviving resulting or transferee corporation as provided in Section 6.1 hereof.

     "Business Day" means any day (i) that is not a Saturday or Sunday, (ii) that is a day on which banks located in Hartford, Connecticut and New York, New York are not required or authorized to remain closed, (iii) that is a day on which banking institutions in all of the cities in which the principal offices of the Trustee, the Mortgage Trustee and the Paying Agent and, if applicable, the Remarketing Agent and the Bank are located and are not required or authorized to remain closed and (iv) that is a day on which the New York Stock Exchange, Inc. is not closed.

     "Code" means the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

     "Conversion Date" means the date on which a new Mode becomes effective with respect to a Bond, and with respect to a Bond in the Multiannual Mode, the date on which a new Rate Period becomes effective.

     "Debt Service Fund" means the special trust fund so designated, established pursuant to Section 5.1 of the Indenture.

     "Disclosure Documents" shall mean the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Borrower's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and the Borrower's Current Reports on Form 8-K dated January 31, 1996, March 30, 1996, April 15, 1996, June 6, 1996, June
18, 1996, June 28, 1996, July 22, 1996, August 19, 1996, November 25, 1996
and January 20, 1997.

     "DTC" or "The Depository Trust Company" shall mean the limited-purpose trust company organized under the laws of the State of New York which shall act as securities depository for the Bonds, and any successor thereto.

     "Determination of Taxability" means (1) a published revenue ruling by the Internal Revenue Service and an opinion of Bond Counsel, unless the Borrower timely requests the Authority to proceed in accordance with Section 6.3(H) of this Agreement and proceedings pursuant to such section are continuing, (2)(a)(i) a private ruling specifically applicable to the Bonds or (ii) the receipt by any Bondowner of a notice of assessment and demand for payment from the Internal Revenue Service and (b)(i) the expiration of the appeal period provided therein if no appeal is taken or (ii) if an appeal is taken, a final unappealable decision by a court of competent jurisdiction; provided that in the case of an event described in clause (2) that the Authority or the Bondowner, as the case may be, has given the Borrower and the Trustee prompt written notice of any application for such a private ruling or, as the case may be, any proposed assertion of taxability by the Internal Revenue Service and, if the Borrower agrees to pay all expenses in connection therewith, permits the Borrower to contest such action, either directly or in the name of the registered owner, through any level of appeal determined by the Borrower, or (3) the admission in writing by the Borrower, in the case of clause (1), (2) and (3) to the effect that the interest on the Bonds is includable in the gross income for federal income tax purposes (other than for purposes of any alternative minimum tax, environmental tax or foreign branch profits tax) of an owner or former owner thereof, other than for a period during which such owner or former owner is or was a "Substantial User" of the Project or a "Related Person" as such terms are defined in the Code. For purposes of this definition, the term owner or Bondowner means the Beneficial Owner of the Bonds so long as the Book-Entry Only System (as defined in Section 2.3(F) of the Indenture) is in effect.

     "Event of Default" means an Event of Default as defined in Section 7.1 hereof.

     "Financing Documents" means this Agreement, the Tax Regulatory Agreement and the Mortgage Bonds.

     "Indenture" means the Amended and Restated Indenture of Trust, of even date herewith, by and between the Authority and the Trustee, together with all indentures supplemental thereto made and entered into in accordance therewith.

     "Insurance Policy" shall mean the municipal bond insurance policy issued by the Bond Insurer insuring the payment, when due, of the principal of and interest on the Bonds as provided therein.

     "Interest Payment Date" shall mean each date on which interest is payable on the Bonds as provided in the forms of the Bonds.

     "Moody's" means Moody's Investors Services, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, and if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Authority, at the direction of the Borrower, by notice to the Trustee and the Borrower.

     "Mortgage" means the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, between the Borrower and the Mortgage Trustee, as heretofore amended and supplemented and as hereafter amended or supplemented in accordance with the provisions thereof.

     "Mortgage Bonds" means the 1996 Series B First Mortgage Bonds issued by the Borrower and delivered to the Trustee pursuant to Section 3.7 hereof and the Mortgage to secure the Borrower's obligation to make the loan payments and to make payments in respect of the Purchase Price, if applicable, of the Bonds.

     "Mortgage Indentures" means (i) the Mortgage, (ii) that certain First Mortgage Indenture and Deed of Trust dated as of January 1, 1958, by and between The Hartford Electric Light Company (which merged with and into the Borrower as of June 30, 1982) and Old Colony Trust Company (which merged into First National Bank of Boston by merger effective January 4, 1971), as trustee, as amended and supplemented, and (iii) any other mortgage indenture which may hereafter be created so long as such mortgage indenture covers the property pledged under the indentures named in (i) and (ii) above or otherwise covers substantially all of the property of the Borrower.

     "Mortgage Trustee" means Bankers Trust Company or any successor as the trustee under the Mortgage.

     "Net Proceeds" when used with respect to any insurance or condemnation award, means the gross proceeds from such award less all expenses (including attorney's fees and expenses and any extraordinary expenses) incurred in the collection thereof.

     "1954 Code" means the Internal Revenue Code of 1954, as amended, as in effect on August 1, 1986.

     "Outstanding", when used with reference to a Bond or Bonds, as of any particular date, means all Bonds which have been authenticated and delivered under the Indenture, except:

          (1) any Bonds cancelled by the Trustee because of payment or redemption prior to maturity or surrendered to the Trustee for cancellation;

          (2) any Bond (or portion of a Bond) paid or redeemed or for the payment or redemption of which there has been separately set aside and held in the Debt Service Fund either:

               (a) monies in an amount sufficient to effect payment of the principal or applicable Redemption Price thereof, together with accrued interest on such Bond to the payment or redemption date, which payment or redemption date shall be specified in irrevocable instructions given to the Trustee to apply such monies to such payment on the date so specified; or

               (b) obligations of the kind described in subsection 12.1(A) of the Indenture in such principal amounts, of such maturities, bearing such interest and otherwise having such terms and qualifications as shall be necessary to provide monies in an amount sufficient to effect payment of the principal or applicable Redemption Price of such Bond, together with accrued interest on such Bond to the payment or redemption date, which payment or redemption date shall be specified in irrevocable instructions given to the Trustee to apply such obligations to such payment on the date so specified; or

               (c)  any combination of (a) and (b) above;

          (3) Bonds deemed tendered for purchase and not delivered to the Paying Agent on the Purchase Date, provided sufficient funds for payment of the Purchase Price are on deposit with the Paying Agent;

          (4) Bonds in exchange for or in lieu of which other Bonds shall have been authenticated and delivered under Article III of the Indenture; and

          (5)  any Bond deemed to have been paid as provided in subsection
     12.1 of the Indenture.

     "Paying Agent" means any paying agent for the Bonds appointed pursuant to Section 9.10 of the Indenture (and may include the Trustee), and its successor or successors and any other corporation which may at any time be substituted in its place in accordance with the Indenture.

     "Permitted Encumbrances" mean, as of any particular date, (i) the lien of the Mortgage Indentures, (ii) liens and encumbrances permitted by the Mortgage Indentures, (iii) liens for taxes not yet due and payable, (iv) any lien created by this Agreement and the Indenture, (v) utility, access and other easements and rights-of-way, that will not interfere with or impair the value or use of the Project as herein provided, (vi) any mechanic's, laborer's, materialman's, supplier's or vendor's lien or right in respect thereof if payment is not yet due and payable and for which statutory lien rights exist, and (vii) such minor defects, irregularities, easements, and, rights-of-way (including agreements with any railroad the purpose of which is to service the railroad siding) as normally exist with respect to property similar in character to the Project and which do not materially impair the value or use of the property affected thereby for the purpose for which it was acquired hereunder.

     "Plant" means the Millstone 3 nuclear electric generating plant in Waterford, Connecticut, at which plant the Project is located.

     "Principal User" means any principal user of the Project within the meaning of Section 144(a)(2)(B) of the Code, or 103(b)(6)(B) of the 1954 Code, as applicable, including without limitation any person who is a greater-than-10-percent-owner (or if none, the person(s) who holds the largest ownership interest in the Project), lessee or user of more than 10% of the Project measured either by occupiable space or fair rental value under any formal or informal agreement or, under the particular facts and circumstances, anyone who is a principal customer of the Project. The term "principal customer" means any person, who purchases output of the Project under a contract if the percentage of output taken or to be taken by such person, multiplied by a fraction the numerator of which is the term of such contract and the denominator of which is the economic life of the Project, exceeds 10%. In the case of a person who purchases output of an electric or thermal energy, gas, water or other similar facility, such person is a principal customer if the total output purchased by such person during any one-year period beginning with the date the facility is placed in service is more than 10 percent of the facility's output during each such period. Co-owners or co-lessees who are shareholders in a corporation or who are collectively treated as a partnership subject to subchapter K under section 761(a) of the Code are not treated as Principal Users merely by reason of their ownership of corporate or partnership interests.

     "Project" includes the Project Equipment more fully described in Appendix A.

     "Redemption Price" means, when used with respect to a Bond or a portion thereof, the principal amount of such Bond or portion thereof plus the applicable premium, if any, payable upon redemption thereof pursuant to the Indenture.

     "Related Person" means, with respect to any Principal User, a person which is a related person (as defined in Section 144(a)(3) of the Code, or Section 103(b)(6)(B) of the 1954 Code, as applicable, and by reference to Sections 267, 707(b) and 1563(a) of the Code, except that 50% is to be substituted for 80% in Section 1563(a)).

     "Sharing Agreement" means the Sharing Agreement - 1979 Connecticut Nuclear Unit dated as of September 1, 1973, among the Borrower and the other participants from time to time in ownership of the Millstone 3 nuclear electric generating plant in Waterford, Connecticut, pertaining to the ownership, construction and operation of Millstone 3, as such agreement has been or may be amended from time to time.

     "S&P" means Standard & Poor's Corporation, a corporation organized and existing under the laws of the State of New York, its successors and their assigns and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "S&P" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Trustee at the direction of the Borrower.

     "Standby Bond Purchase Agreement" means, initially, the Standby Bond Purchase Agreement dated January 23, 1997, and any extensions thereof, among the Borrower, the Trustee and Societe Generale, New York Branch, as amended and supplemented, and thereafter upon the issuance of an Alternate Liquidity Facility, such term shall mean such Alternate Liquidity Facility.

     "State" means the State of Connecticut.

     "Substantial User" means any substantial user of the Project within the meaning of Section 147(a) of the Code or Section 103(b)(13) of the 1954 Code, as applicable.

     "Supplemental Indenture" means any indenture supplemental to the Indenture or amendatory of the Indenture, adopted by the Authority in accordance with Article X of the Indenture.

     "Tax Incidence Date" means the date as of which interest on the Bonds becomes or became includable in the gross income of the recipient thereof (other than the Borrower or another Substantial User or Related Person) for federal income tax purposes for any cause, as determined by a Determination of Taxability.

     "Tax Regulatory Agreement" means the Tax Regulatory Agreement, dated as of the date of initial issuance and delivery of the Bonds, among the Authority, the Borrower and the Trustee, and any amendments and supplements thereto.

     "Term", when used with reference to this Agreement, means the term of this Agreement determined as provided in Article III hereof.

     "Trustee" means Fleet National Bank, and its successor or successors hereafter appointed in the manner provided in the Indenture.

     Section 1.2.   Interpretation.  In this Agreement:

          (1) The terms "hereby", "hereof", "hereto", "herein", "hereunder" and any similar terms, as used in this Agreement, refer to this Agreement, and the term "hereafter" means after, and the term "heretofore" means before, the date of this Agreement.

          (2) Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

          (3) Words importing persons include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

          (4) Any headings preceding the texts of the several Articles and Sections of this Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          (5) Nothing contained in this Agreement shall be construed to cause the Borrower to become the agent for the Authority or the Trustee for any purpose whatsoever, nor shall the Authority or the Trustee be responsible for any shortage, discrepancy, damage, loss or destruction of any part of the Project wherever located or for whatever cause.

          (6) All approvals, consents and acceptances required to be given or made by any person or party hereunder shall be at the sole discretion of the party whose approval, consent or acceptance is required.

          (7) All notices to be given hereunder shall be given in writing within a reasonable time unless otherwise specifically provided.

          (8) This Agreement shall be governed by and construed in accordance with the applicable laws of the State.

          (9) If any provision of this Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such provision shall not affect any of the remaining provisions hereof.

          (10) From and after the date upon which there is no Standby Bond Purchase Agreement or Alternate Liquidity Facility in effect, upon receipt by the Trustee of a certificate from the Bank stating that all amounts payable to the Bank under the Standby Bond Purchase Agreement or Alternate Liquidity Facility, as the case may be, have been paid in full, all references to the Bank, the Standby Bond Purchase Agreement or Alternate Liquidity Facility, as the case may be, in this Agreement, the Mortgage Bonds, the Indenture, and the Bonds shall be ineffective.

          (11) All references herein to the consent or approval of the Bank shall only be of effect hereunder to the extent that the Standby Bond Purchase Agreement or Alternate Liquidity Facility is in full force and effect and the Bank is not in default thereunder.

          (12) All references herein to the consent or approval of the Bond Insurer shall only be of effect hereunder to the extent that the Insurance Policy is in full force and effect and the Bond Insurer is not in default thereunder.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES


     Section 2.1. Representations by the Authority. The Authority represents and warrants that:

          (1) It is a body corporate and politic constituting a public instrumentality and political subdivision of the State, duly organized and existing under the laws of the State including the Act. The Authority is authorized to issue the Bonds in accordance with the Act and to use the proceeds thereof to finance the Project.

          (2) The Authority has complied with the provisions of the Act and has full power and authority pursuant to the Act to consummate all transactions contemplated by the Bonds, the Indenture and the Financing Documents.

          (3) By resolution duly adopted by the Authority and still in full force and effect, the Authority has authorized the execution, delivery and due performance of the Bonds, the Indenture and the Financing Documents, and the taking of any and all action as may be required on the part of the Authority to carry out, give effect to and consummate the transactions contemplated by this Agreement and the Indenture, and all approvals necessary in connection with the foregoing have been received.

          (4) The Bonds have been duly authorized, executed, authenticated, issued and delivered, constitute valid and binding special obligations of the Authority payable solely from revenues or other receipts, funds or monies pledged therefor under the Indenture and from any amounts otherwise available under the Indenture, and are entitled to the benefit of the Indenture. Neither the State nor any municipality thereof is obligated to pay the Bonds or the interest thereon. Neither the faith and credit nor the taxing power of the State nor any municipality thereof is pledged for the payment of the principal, and premium, if any, of and interest on the Bonds.

          (5) The execution and delivery of the Bonds, the Indenture and the Financing Documents and compliance with the provisions thereof, will not conflict with or constitute on the part of the Authority a violation of, breach of or default under its by-laws or any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Authority is a party or by which the Authority is bound, or, to the knowledge of the Authority, any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Authority or any of its activities or properties, and all consents, approvals, authorizations and orders of governmental or regulatory authorities which are required for the consummation by the Authority of the transactions contemplated thereby have been obtained.

          (6) Subject to the provisions of this Agreement and the Indenture, the Authority will apply the proceeds of the Bonds to the purposes specified in the Indenture and the Financing Documents.

          (7) There is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or threatened against or affecting the Authority, or to the best knowledge of the Authority, any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby or by the Indenture, or which, in any way, would adversely affect the validity of the Bonds, or the validity of or enforceability of the Indenture or the Financing Documents, or any agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby and by the Indenture.

          (8) It has not made any commitment or taken any action which will result in a valid claim for any finders or similar fees or commitments in respect of the transactions contemplated by this Agreement.

          (9) The representations of the Authority set forth in the Tax Regulatory Agreement are by this reference incorporated in this Agreement as though fully set forth herein.

     Section 2.2 Limitation of Control by Borrower. Pursuant to the Sharing Agreement, the Borrower is the owner of a 52.933% undivided interest in the Millstone 3 nuclear electric generating plant in Waterford, Connecticut, at which the Project is located. The Sharing Agreement designates the Borrower as one of two lead participants and, together with such other lead participant, the Borrower has sole responsibility for operation and maintenance of Millstone 3, subject to the provisions of the Sharing Agreement. Every obligation of the Borrower hereunder with respect to the Project (other than the continuing obligation of the Borrower to pay, at the times and in the amounts set forth herein, its loan obligation pursuant to this Agreement) is subject to and limited by the provisions of such Sharing Agreement. The Borrower agrees, however, subject to the representations set forth in this Section, to exercise all rights granted to it pursuant to the Sharing Agreement and its rights as to matters otherwise within the Borrower's control, and to take all reasonable actions in the prudent exercise of business judgment, to cause the covenants of the Borrower contained in this Agreement to be performed to the full extent of the Borrower's ability during the Term of this Agreement.

     Section 2.3. Representations by the Borrower. The Borrower represents and warrants that:

          (1) The Borrower has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Connecticut, is not in violation of any provision of its certificate of incorporation or its by-laws, has corporate power to enter into and perform the Financing Documents, and by proper corporate action has duly authorized the execution and delivery of the Financing Documents.

          (2) The Financing Documents constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy or insolvency or other laws affecting creditors' rights generally or by general principles of equity.

          (3) Neither the execution and delivery of the Financing Documents, the consummation of the transactions contemplated thereby, nor the fulfillment by the Borrower of or compliance by the Borrower with the terms and conditions thereof is prevented or limited by or conflicts with or results in a breach of, or default under the terms, conditions or provisions of any contractual or other restriction of the Borrower, evidence of its indebtedness or agreement or instrument of whatever nature to which the Borrower is now a party or by which it is bound, or constitutes a default under any of the foregoing. No event has occurred and no condition exists which, upon the execution and delivery of any Financing Documents, constitutes an Event of Default hereunder or an event of default thereunder or, but for the lapse of time or the giving of notice, would constitute an Event of Default hereunder or an event of default thereunder.

          (4) There is no action or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower before any court, administrative agency or arbitration board that will materially and adversely affect the ability of the Borrower to perform its obligations under the Financing Documents except as disclosed in the Disclosure Documents; and all authorizations, consents and approvals of governmental bodies or agencies required in connection with the execution and delivery of the Financing Documents and in connection with the performance of the Borrower's obligations hereunder or thereunder have been obtained.

          (5) The execution, delivery and performance of the Financing Documents and any other instrument delivered by the Borrower pursuant to the terms hereof or thereof are within the corporate powers of the Borrower and have been duly authorized and approved by the board of directors of the Borrower and are not in contravention of law or of the Borrower's certificate of incorporation or by-laws, as amended to date, or of any undertaking or agreement to which the Borrower is a party or by which it is bound.

          (6) The Borrower represents that it has not made any commitment or taken any action which will result in a valid claim for any finders' or similar fees or commitments in respect of the transactions described in this Agreement other than the fees to various parties to the transactions contemplated hereby which have been heretofore paid or provided.

          (7) The Project is included within the definition of a "project" in the Act, and its estimated cost is equal to or in excess of $61,300,000. The Borrower intends the Project to be and continue to be an authorized project under the Act during the Term of this Agreement.

          (8) All amounts shown in Schedule D of the Tax Regulatory Agreement are eligible costs of a project financed by bonds issued by the Authority under the Act, and may be financed by amounts in the Project Fund under the Indenture. None of the proceeds of the Bonds will be used directly or indirectly as working capital or to finance inventory.

          (9) The Project is in compliance with all applicable federal, State and local laws and ordinances (including rules and regulations) relating to zoning, building, safety and environmental quality the non-compliance with which would materially adversely affect the performance by the Borrower of any of its obligations hereunder.

          (10) Except as described in the Disclosure Documents, the Borrower has obtained all necessary material approvals from any and all governmental agencies requisite to the Project, and has also obtained all material occupancy permits and authorizations from appropriate authorities authorizing the occupancy and use of the Project for the purposes contemplated hereby. The Borrower further represents and warrants that it has completed the Project in accordance with all material federal, State and local laws, ordinances and regulations applicable thereto.

          (11) The availability of financial assistance from the Authority as provided herein and in the Indenture has induced the Borrower to locate the Project in the State. The Borrower does not presently intend to lease the Project.

          (12) The Borrower will not take or omit to take any action which action or omission will in any way cause the proceeds of the Bonds to be applied in a manner contrary to that provided in the Indenture and the Financing Documents as in force from time to time.

          (13) The Borrower has not taken and will not take any action and knows of no action that any other person, firm or corporation has taken or intends to take, which would cause interest on the Bonds to be includable in the gross income of the recipients thereof for federal income tax purposes. The representations, certifications and statements of reasonable expectation made by the Borrower in the Tax Regulatory Agreement and relating to Project description, composite issues, bond maturity and average asset economic life, use of Bond proceeds, arbitrage and related matters are hereby incorporated by this reference as though fully set forth herein.

          (14) The Borrower has good and marketable or good and merchantable title to the Project subject only to Permitted Encumbrances and to irregularities or defects in title which may exist which do not materially impair the use of such properties in the Borrower's business.

                                   ARTICLE III

                                    THE LOAN


     Section 3.1. Loan Clauses. (A) Subject to the conditions and in accordance with the terms of this Agreement, the Authority agrees to make a loan to the Borrower from the proceeds of the Bonds in the amount of $62,000,000 and the Borrower agrees to borrow such amount from the Authority.

          (B) The loan shall be made at the time of delivery of the Bonds and receipt of payment therefor by the Authority against receipt by the Authority of the Note (as such term is defined in the Original Loan Agreement) duly executed and delivered to evidence the pecuniary indebtedness of the Borrower hereunder. As and for the loan the Authority shall apply the proceeds of the Bonds as provided in the Indenture on the terms and conditions therein prescribed.

          (C) The Borrower shall make payments in immediately available funds to the Trustee for deposit in the Debt Service Fund no later than 10:00 A.M. on the date on which such payment of principal (including principal called for redemption) of, premium, if any, or interest on Bonds shall become due in an amount equal to the payment then coming due on such Bonds less the amounts, if any, then held in the Debt Service Fund and available to pay the same. The Borrower may make payments to the Debt Service Fund earlier than required by this section, but such payments shall not affect the accrual of interest. In addition, the Borrower shall pay to the Trustee, as and when the same shall become due, all other amounts due under the Financing Documents, together with interest thereon at the then applicable rate as set forth herein in Section 6.2(G). The Borrower shall have the option to prepay its loan obligation in whole or in part at the times and in the manner provided in Article VIII hereof.

          (D) The payments to be made under Section 3.1(C) shall be appropriately adjusted to reflect the date of issue of Bonds, accrued interest deposited in the Debt Service Fund, if any, and any purchase or redemption of Bonds so that there will be available on each payment date the amount necessary to pay the interest and principal due or coming due on the Bonds and so that accrued interest will be applied to the installments of interest to which it is applicable.

          (E) At any time when any principal of the Bonds is overdue, the Borrower shall also have a continuing obligation to pay to the Trustee for deposit in the Debt Service Fund an amount equal to interest on the overdue principal but the installment payments required under this section shall not otherwise bear interest. Redemption premiums shall not bear interest.

          (F) In the event the Borrower should fail to make any of the payments required under the foregoing provisions of this Section 3.1, the item or installment so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid, and the Borrower agrees to pay or cause to be paid the same with interest thereon at the rate determined in accordance with Article II of the Indenture until paid in accordance herewith and with the Indenture.

     Section 3.2. Other Amounts Payable. (A) The Borrower hereby further expressly agrees to pay to the Trustee as and when the same shall become due,
(i) an amount equal to the initial and annual fees of the Trustee for the ordinary services of the Trustee rendered and its ordinary expenses incurred under the Indenture, including fees and expenses as Paying Agent and the fees and expenses of Trustee's counsel, including fees and expenses as registrar and in connection with preparation and delivery of new Bonds upon exchanges or transfers, (ii) the reasonable fees and expenses of the Trustee and any Paying Agents on the Bonds for acting as paying agents as provided in the Indenture, including fees and expenses of the Paying Agent as registrar and in connection with the preparation of new Bonds upon exchanges, transfers or redemptions, (iii) the reasonable fees and expenses of the Bank and the Remarketing Agent for the performance of their duties as provided in the Indenture, including the reasonable fees of their counsel and other expenses the Remarketing Agent may incur in providing for accurate offering documents in connection therewith, (iv) the reasonable fees and charges of the Trustee for extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, including reasonable counsel fees and expenses, and (v) fees and expenses of Bond Counsel and the Authority for any future action requested of either.

          (B) For so long as the Bonds remain Outstanding, the Borrower also agrees to pay directly to the Authority on each anniversary date of the date of issuance of the Bonds a fee equal to one-sixteenth (1/16) of 1% of the outstanding principal amount of the Bonds, such fee to be payable, without notice, demand or invoice of any kind, at the Authority's address as set forth herein or at such other address and to the attention of such other person, or to such account, as the Authority may stipulate by written notice to the Borrower.

          (C) The Borrower also agrees to pay all amounts payable by it under the Financing Documents at the time and in the manner therein provided.

          (D) The Borrower also agrees to pay all Rebate Amounts (and penalties, if any) due to the United States of America pursuant to Section 148 of the Code.

     Section 3.3.   Manner of Payment.  The payments provided for in Section
3.1 hereof shall be made by any reasonable method providing immediately available funds at the time and place of payment directly to the Trustee for the account of the Authority and shall be deposited in the Debt Service Fund.

The additional payments provided for in Section 3.2 shall be made in the same manner directly to the entitled party or to the Trustee for its own use or disbursement to the Paying Agent, as the case may be.

     Section 3.4. Obligation Unconditional. The obligations of the Borrower under the Financing Documents shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim it might otherwise have against the Authority or the Trustee. The Borrower will not suspend or discontinue any such payment or terminate this Agreement (other than in the manner provided for hereunder) for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, failure of title, or commercial frustration of purpose, or any damage to or destruction of the Project, or the taking by eminent domain of title to or the right of temporary use of all or any part of the Project, or any change in the tax or other laws of the United States, the State or any political subdivision of either thereof, or any failure of the Authority or the Trustee to perform and observe any agreement or covenant, whether expressed or implied, or any duty, liability or obligation arising out of or connected with the Financing Documents.

     Section 3.5. Security Clauses. The Authority hereby notifies the Borrower and the Borrower acknowledges that, among other things, the Borrower's loan payments and all of the Authority's right, title and interest under the Financing Documents to which it is a party (except its rights under Section 6.2 hereof) are being concurrently with the execution and delivery hereof endorsed, pledged and assigned without recourse by the Authority to the Trustee as security for the Bonds as provided in the Indenture.

     Section 3.6. Issuance of Bonds. The Authority has concurrently with the execution and delivery of the Original Loan Agreement sold and delivered the Bonds under and pursuant to a resolution adopted by the Authority on April 17, 1996, authorizing their issuance under and pursuant to the Indenture. The proceeds of sale of the Bonds shall be applied as provided in Articles IV and V of the Indenture.

     Section 3.7. Issuance, Delivery and Surrender of Mortgage Bonds. In order to provide the benefit of a first mortgage lien to secure the obligation of the Borrower to make the loan payments and Purchase Price payments with respect to the Bonds, concurrently with the execution hereof, the Borrower shall issue and deliver to the Trustee the Mortgage Bonds. The Mortgage Bonds shall be issued in an aggregate principal amount equal to the aggregate principal amount of the Bonds issued and delivered by the Authority, have the same final maturity date as the Bonds and shall bear interest at a rate equal to the rate of the Bonds. Upon payment of the principal of and premium, if any, on any of the Bonds and payment of all accrued interest in connection therewith, whether at maturity or prior to maturity by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with Section 12.1 of the Indenture, Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of the Bonds so paid, or for the payment of which such provision has been made, shall be deemed fully paid and the obligations of the Borrower thereunder terminated as provided in the Mortgage and shall be surrendered by the Trustee to the Mortgage Trustee for cancellation. The Trustee shall promptly notify the Mortgage Trustee by telephone, confirmed in writing, of any such payment on the Bonds. In accordance with the terms thereof, the Mortgage Bonds shall be issued to and registered in the name of the Trustee and shall not be sold, assigned, pledged or transferred, except to effect transfer to any successor Trustee under the Indenture.

     Section 3.8. Redemption of Mortgage Bonds. The Borrower covenants that it will not redeem Mortgage Bonds pursuant to the Mortgage, and it will not take such action as will result in the Mortgage Trustee or the Borrower being under any obligation to redeem any Mortgage Bonds, except as may be permitted by this Agreement and the Indenture.

     Section 3.9. Effective Date and Term. (A) This Agreement shall become effective upon its execution and delivery by the parties hereto, shall remain in full force from such date and, subject to the provisions hereof (including particularly Articles VII and VIII), shall expire on such date as the Indenture shall be discharged and satisfied in accordance with the provisions of subsection 12.1(A) thereof. The Borrower's obligations under Sections 6.2 and 6.3 hereof, however, shall survive the expiration of this Agreement.

          (B) Within 60 days of such expiration the Authority shall deliver to the Borrower any documents and take or cause the Trustee, at the Borrower's expense, to take any such reasonable actions as may be necessary to effect the cancellation, release and satisfaction of the Indenture and the Financing Documents.

     Section 3.10. Borrower's Purchase of Bonds. Pursuant to Section 5.8(F) of the Indenture, if the amount received by the Paying Agent from demands made under the Standby Bond Purchase Agreement and deposited with the Paying Agent, together with all other amounts (including remarketing proceeds) received by the Paying Agent for the purchase of Bonds supported by a Standby Bond Purchase Agreement and tendered pursuant to Section 2.3(G)(1)(c) or (d), 2.3(G)(2)(c) or 2.3(G)(3)(c) or (d) of the Indenture, is not sufficient to pay the Purchase Price of such Bonds on the Purchase Date, the Paying Agent shall before 3:30 P.M. on such Purchase Date, notify the Borrower, the Remarketing Agent and the Trustee of such deficiency by telephone promptly confirmed in writing. The Borrower shall pay to the Paying Agent in immediately available funds by 4:00 P.M. on the Purchase Date an amount equal to the Purchase Price of such Bonds less the amount, if any, available to pay the Purchase Price in accordance with Section 9.18 of the Indenture from the proceeds of the remarketing of such Bonds or from demands made under a Standby Bond Purchase Agreement, as reported by the Paying Agent. Bonds so purchased with moneys furnished by the Borrower shall be Borrower Bonds.

     Section 3.11. Standby Bond Purchase Agreement. The Borrower has arranged, concurrently with the execution hereof, for the delivery of the Standby Bond Purchase Agreement having an initial term expiring 364 days from the date of delivery, and providing for the Paying Agent to be entitled to demand on or prior to the Stated Expiration Date (as defined therein), an amount that is not less than the sum of that portion of the purchase price corresponding to principal of the Outstanding Bonds and that portion of the purchase price corresponding to interest on such Bonds. If at any time the Borrower shall obtain actual knowledge that the senior unsecured short-term debt of the issuer of the Standby Bond Purchase Agreement is rated below "A-1" by S&P or "P-1" by Moody's, then the Borrower shall, within 120 days of obtaining such actual knowledge, arrange for the delivery of an Alternate Liquidity Facility satisfying the requirements of Section 3.12(B) hereof.

     Section 3.12. Substitution or Replacement of Standby Bond Purchase Agreement. (A) Upon satisfaction of the requirements set forth in, and subject to the requirements of, this Section 3.12, the Borrower may provide for an Alternate Liquidity Facility or replace a Standby Bond Purchase Agreement or Alternate Liquidity Facility then in effect with an Alternate Liquidity Facility. The approval by the Borrower of an assignment of all or a part of a Bank's commitment under the Standby Bond Purchase Agreement or an Alternate Liquidity Facility shall be deemed the replacement of the Standby Bond Purchase Agreement or an Alternate Liquidity Facility, as the case may be, for the purposes of this Section 3.12. In no event, however, shall the Standby Bond Purchase Agreement being replaced be terminated or released until (1) the Borrower has given not less than forty-five (45) days' written notice to the Trustee, the Paying Agent and the Remarketing Agent, and the Paying Agent has received the proceeds of all outstanding demands on the Standby Bond Purchase Agreement being replaced, and (2) if any Bonds supported by the Standby Bond Purchase Agreement being replaced are in the Daily Mode or the Weekly Mode, until the Paying Agent has given not less than thirty (30) days' written notice of the termination or release of the Standby Bond Purchase Agreement to owners of such Bonds in the Daily Mode or the Weekly Mode and (3) if any of the Bonds supported by the Standby Bond Purchase Agreement being replaced are in the Flexible Mode, earlier than on the second Business Day after an Effective Date for all such Bonds supported by the Standby Bond Purchase Agreement. If a notice of mandatory tender for purchase required by the Form of the Daily Mode Bond or the Weekly Mode Bond is given as a result of the substitution of an Alternate Liquidity Facility for an existing Standby Bond Purchase Agreement which causes a withdrawal, suspension or reduction in the rating of the Bonds by either Moody's or S&P, then the Trustee shall not accept an Alternate Liquidity Facility during the period between the giving of such notice and the Purchase Date.

     Prior to the provision of an Alternate Liquidity Facility or the replacement of any Standby Bond Purchase Agreement, the Borrower shall have delivered to the Trustee and the Paying Agent: (i) an opinion of counsel for the issuer of the Alternate Liquidity Facility to the effect that it constitutes a legal, valid and binding obligation of the issuer enforceable in accordance with its terms; (ii) an opinion of Bond Counsel, counsel for the issuer of the Alternate Liquidity Facility, counsel for the Borrower or counsel for the Trustee to the effect that the Alternate Liquidity Facility meets the requirements of this Section 3.12; and (iii) a certificate of the Bank that all amounts due under the Standby Bond Purchase Agreement have been paid and that the Borrower has fulfilled all its obligations arising out of such agreement.

          (B) Notwithstanding anything to the contrary contained herein, each Alternate Liquidity Facility must:

          (i) be on terms no less favorable to the Borrower than the Standby Bond Purchase Agreement, in the case of a substitution or replacement thereof, and entitle the Paying Agent to draw upon or demand payment and receive in immediately available funds an amount equal to the sum of the principal amount of Bonds supported by the Alternate Liquidity Facility, any premium applicable thereto, and forty-five (45) days' accrued interest at the Maximum Interest Rate on the principal amount of Bonds then outstanding in the Daily Mode, the Flexible Mode or the Weekly Mode;

          (ii) provide for a term which may not expire in less than 360 days and which may not expire or be terminated prior to the fifth Business Day after the mandatory tender for purchase as provided in Section 2.3(G)(1)(d), 2.3(G)(2)(c) or 2.3(G)(3)(d) of the Indenture;

          (iii)     support all Bonds in the same Mode; and

          (iv) be the obligation of an issuer whose senior unsecured short-term debt is rated at least "A-1" by S&P and "P-1" by Moody's.

          (C) At its option, the Borrower may at any time terminate the Standby Bond Purchase Agreement for all or part of the Bonds without making provision for an Alternate Liquidity Facility, provided that (1) the Borrower has given not less than forty-five (45) days' written notice to the Trustee, the Paying Agent and the Remarketing Agent, and the Paying Agent has received the proceeds of all outstanding demands on the Standby Bond Purchase Agreement being terminated, and (2) if any Bonds supported by the Standby Bond Purchase Agreement being terminated are in the Daily Mode or the Weekly Mode, the Paying Agent has given not less than thirty (30) days' written notice of the termination of the Standby Bond Purchase Agreement to owners of such Bonds in the Daily Mode or the Weekly Mode and (3) if any of the Bonds supported by the Standby Bond Purchase Agreement being replaced are in the Flexible Mode, the Standby Bond Purchase Agreement shall in no event be terminated earlier than on the second Business Day after an Effective Date for all such Bonds supported by the Standby Bond Purchase Agreement.

     Prior to the termination of any Standby Bond Purchase Agreement pursuant to the provisions of this Section 3.12(C), the Borrower shall have delivered to the Trustee and the Paying Agent the written consent from the Bond Insurer to such termination of the Standby Bond Purchase Agreement.

     Section 3.13. Securities Laws. In any remarketing of Bonds under this Agreement, the Borrower shall at all times comply with applicable federal and state securities laws.

     Section 3.14. New York Paying Agent. The Borrower agrees that if at any time it becomes necessary or desirable to have a Paying Agent capable of performing in New York, New York, it shall remove Fleet National Bank as Paying Agent and a successor shall be appointed pursuant to Section 9.11 of the Indenture.

                                   ARTICLE IV

                                   THE PROJECT


     Section 4.1. Completion of the Project. (A) The Borrower represents and warrants that the Project has been completed.

          (B) The Borrower affirms that it shall bear all of the costs and expenses in connection with the preparation of the Financing Documents and the Indenture, the preparation and delivery of any legal instruments and documents necessary in connection therewith and their filing and recording, if required, and all taxes and charges payable in connection with any of the foregoing. Such costs and all other costs of the Project shall be paid by the Borrower or from the Project Fund in the manner and to the extent provided in the Indenture.

     Section 4.2. No Warranty Regarding Condition, Suitability or Cost of Project. Neither the Authority, nor the Trustee, nor any Bondholder makes any warranty, either expressed or implied, as to the Project or its condition or that it will be suitable for the Borrower's purposes or needs, or that the insurance required hereunder will be adequate to protect the Borrower's business or interest, or that the proceeds of the Bonds will be sufficient to finance the Project.

     Section 4.3.   Taxes. (A) The Borrower will pay when due all material
(1) taxes, assessments, water rates and sewer use or rental charges, (2) payments in lieu thereof which may be required by law, and (3) governmental charges and impositions of any kind whatsoever which may now or hereafter be lawfully assessed or levied upon the Project or any part thereof, or upon the rents, issues, or profits thereof, whether directly or indirectly. With respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as are required to be paid during the Term.

          (B) The Borrower may, at its expense and in its own name, in good faith contest any such taxes, assessments and other charges and payments in lieu of taxes including assessments and, in the event of such contest, may permit the taxes, assessments or other charges or payments in lieu of taxes, including assessments so contested to remain unpaid, provided prior written notice thereof has been given to the Trustee and reserves to the extent required by the Reimbursement Agreement are maintained, during the period of such contest and any appeal therefrom. Nothing herein shall preclude the Borrower, at its expense and in its own name and behalf, from applying for any tax exemption allowed by the federal government, the State or any political or taxing subdivision thereof under any existing or future provision of law which grants or may grant such tax exemption.

     Section 4.4. Insurance. (A) The Borrower shall insure the Project against loss or damage by fire, flood, lightning, windstorm, vandalism and malicious mischief and other hazards, casualties, contingencies and extended coverage risks in such amounts and in such manner as is required by applicable federal or state law and shall pay when due the premiums thereon.

          (B) The Borrower further agrees that it will at all times carry public liability insurance with respect to the Project to the extent required by applicable federal or state law.

          (C) As an alternative to the hazard insurance and public liability insurance requirements of subsections (A) or (B) above the Borrower may self-insure against hazard or public liability risks.

          (D) The insurance coverage required by this Section may be effected under overall blanket or excess coverage policies of the Borrower or any affiliate and may be carried with any insurer other than an unauthorized insurer under the Connecticut Unauthorized Insurers Act. The Borrower shall furnish evidence satisfactory to the Authority or the Trustee, promptly upon the request of either, that the required insurance coverage is valid and in force.

     Section 4.5. Compliance with Law. The Borrower will observe and comply with all material laws, regulations, ordinances, rules, and orders (including without limitation those relating to zoning, land use, environmental protection, air, water and land pollution, wetlands, health, equal opportunity, minimum wages, worker's compensation and employment practices) of any federal, state, municipal or other governmental authority relating to the Project except during any period during which the Borrower at its expense and in its name shall be in good faith contesting its obligation to comply therewith.

     Section 4.6. Maintenance and Repair. At its own expense, the Borrower will keep and maintain or cause the Project to be kept and maintained in accordance with sound utility operating practice and in good condition, working order and repair, will not commit or suffer any waste thereon, and will make all material repairs and replacements thereto which may be required in connection therewith. Nothing in this Section 4.6 shall (1) apply to any portion of the Project beyond its useful or economic life or (2) apply to the use and disposition by the Borrower of any part of the Project in the ordinary course of its business.

                                    ARTICLE V

                                  CONDEMNATION
                             DAMAGE AND DESTRUCTION


     Section 5.1. No Abatement of Payments Hereunder. If the Project shall be damaged or either partially or totally destroyed, or if title to or the temporary use of the whole or any part thereof shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by the Borrower hereunder and the Borrower shall continue to be obligated to make such payments. In any such case the Borrower shall promptly give written notice thereof to the Authority and the Trustee.

     Section 5.2. Project Disposition Upon Condemnation, Damage or Destruction. In the event of any such condemnation, damage or destruction the Borrower shall:

          (1) Comply with the applicable provisions of the Mortgage Indentures and the Sharing Agreement concerning the repair, reconstruction or restoration of the Project or give notice to the Authority and the Trustee of its decision not to so comply; and/or

          (2) If and as permitted by Section 8.1 hereof, exercise its option to prepay its loan obligation in full.

     Section 5.3.   Application of Net Proceeds of Insurance or Condemnation.

The Net Proceeds from any insurance or condemnation award with respect to the Project shall be applied as provided in the Mortgage Indentures, or, in the event that the Mortgage Indentures have been discharged or are no longer in effect, shall be applied at the direction of the Borrower with the approval of the Authority.

                                   ARTICLE VI

                                    COVENANTS


     Section 6.1. The Borrower to Maintain its Corporate Existence; Conditions under which Exceptions Permitted. (A) The Borrower covenants and agrees that, during the Term of this Agreement it will maintain its corporate existence, will continue to be a corporation either organized under the laws of or duly qualified to do business as a foreign corporation in the State and in all jurisdictions necessary in the operation of its business, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it.

          (B) The Borrower may, however, without violating the agreements contained in this Section, consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entity and thereafter liquidate or dissolve, if (a) the Borrower is the surviving, resulting or transferee corporation, as the case may be, or (b) in the event the Borrower is not the surviving, resulting or transferee corporation, as the case may be, such corporation (i) is a solvent corporation either organized under the laws of or duly qualified to do business as a foreign corporation subject to service of process in the State and (ii) assumes in writing all of the obligations of the Borrower herein, and under the Mortgage Bonds.

     Section 6.2. Indemnification, Payment of Expenses, and Advances. (A) The Borrower agrees to protect, defend and hold harmless the Trustee, the Paying Agent, the Authority, the State, agencies of the State and the members, servants, agents, officers, employees and directors of the Trustee, the Paying Agent, the Authority or the State (the "Indemnified Parties"), from any claim, demand, suit, action or other proceeding and any liabilities, costs, and expenses whatsoever by any person or entity whatsoever, arising or purportedly arising from or in connection with the Financing Documents, the Indenture, the Bonds, or the transactions contemplated thereby or actions taken thereunder by any person (including without limitation the filing of any information, form or statement with the Internal Revenue Service), except for any wilful and material misrepresentation, wilful misconduct or gross negligence on the part of the Indemnified Parties and except for any bad faith on the part of any Indemnified Party other than the Authority.

     The Borrower agrees to indemnify and hold harmless any Indemnified Party against any and all claims, demands, suits, actions or other proceedings and all liabilities, costs and expenses whatsoever caused by any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in the written information provided by the Borrower in connection with the issuance of the Bonds or incorporated by reference therein or caused by any omission or alleged omission from such information of any material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they were made, not misleading.

          (B) The Authority and the Trustee shall not be liable for any damage or injury to the persons or property of the Borrower or its members, directors, officers, agents, servants or employees, or any other person who may be about the Project due to any act or omission of any person other than the Authority or the Trustee or their respective members, directors, officers, agents, servants and employees.

          (C) The Borrower releases each Indemnified Party from, agrees that no Indemnified Party shall be liable for, and agrees to hold each Indemnified Party harmless against, any attorney fees and expenses, expenses or damages incurred because of any investigation, review or lawsuit commenced by the Trustee or the Authority in good faith with respect to the Financing Documents, the Indenture, the Bonds and the Project Realty and the Project Equipment, and the Authority or the Trustee shall promptly give written notice to the Borrower with respect thereto.

          (D) All covenants, stipulations, promises, agreements and obligations of the Authority and the Trustee contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Authority and the Trustee and not of any member, director, officer or employee of the Authority or the Trustee in its individual capacity, and no recourse shall be had for the payment of the Bonds or for any claim based thereon or hereunder against any member, director, officer or employee of the Authority or the Trustee or any natural person executing the Bonds.

          (E) In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect of which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower in writing, enclosing a copy of all papers served, but the omission so to notify the Borrower of any such action shall not relieve it of any liability which it may have to any Indemnified Party otherwise than under this Section 6.2. In case any such action shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall be entitled to participate in and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such Indemnified Party, and after notice from the Borrower to such Indemnified Party of the Borrower's election so to assume the defense thereof, the Borrower shall not be liable to such Indemnified Party for any subsequent legal or other expenses attributable to such defense, except as set forth below, other than reasonable costs of investigation subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of counsel by such Indemnified Party has been authorized by the Borrower; (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Borrower and the Indemnified Party in the conduct of the defense of such action (in which case the Borrower shall not have the right to direct the defense of such action on behalf of the Indemnified Party); or (iii) the Borrower shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party to assume defense of such action; provided, however, that Borrower shall not be responsible for the fees and expenses of more than one such law firm unless an Indemnified Party shall have reasonably concluded that there may be a conflict of interest between such Indemnified Party and any other Indemnified Party requiring the use of separate counsel, or Borrower has not employed counsel which is satisfactory to each Indemnified Party. The Borrower shall not be liable for any settlement of any action or claim effected without its consent.

          (F) The Borrower also agrees to pay all reasonable or necessary out-of-pocket expenses of the Authority in connection with the issuance of the Bonds, the administration of the Financing Documents and the enforcement of its rights thereunder.

          (G) In the event the Borrower fails to pay any amount or perform any act under the Financing Documents, the Trustee or the Authority may pay the amount or perform the act, in which event the costs, disbursements, expenses and reasonable counsel fees and expenses thereof, together with interest thereon from the date the expense is paid or incurred at the prime interest rate generally prevailing among banks in the State on the date of the advance plus 1% shall be an additional obligation hereunder payable upon demand by the Authority or the Trustee.

          (H) Any obligation of the Borrower to the Authority under this Section shall be separate from and independent of the other obligations of the Borrower hereunder, and may be enforced directly by the Authority against the Borrower irrespective of any action taken by or on behalf of the owners of the Bonds.

          (I) The obligations of the Borrower under this section, notwithstanding any other provisions contained in the Financing Documents, shall survive the termination of this Agreement and shall be recourse to the Borrower, and for the enforcement thereof any Indemnified Party shall have recourse to the general credit of the Borrower.

     Section 6.3. Incorporation of Tax Regulatory Agreement; Payments Upon Taxability. (A) For purpose of this Section, the term owner means the Beneficial Owner of the Bonds so long as the Book-Entry System is in effect.

          (B) The representations, warranties, covenants and statements of expectation of the Borrower set forth in the Tax Regulatory Agreement are by this reference incorporated in this Agreement as though fully set forth herein.

          (C) If any owner of the Bonds receives from the Internal Revenue Service a notice of assessment and demand for payment with respect to interest on any Bond (except a notice and demand based upon the assertion that the owner of the Bonds is a Substantial User or Related Person), an appeal may be taken by the owner of the Bonds at the option of the Borrower. Without limiting the generality of the foregoing, the Borrower shall have the right to direct the Trustee to direct the owner of the Bonds to take such appeal or not to take such appeal. In either case all expenses of the appeal including reasonable counsel fees and expenses shall be paid by the Borrower, and the owner of the Bonds and the Borrower shall cooperate and consult with each other in all matters pertaining to any such appeal, except that no owner of the Bonds shall be required to disclose or furnish any non-publicly disclosed information, including, without limitation, financial information and tax returns.

          (D) Not later than 90 days following a Determination of Taxability, the Borrower shall pay to the Trustee an amount sufficient, when added to the amount then in the Debt Service Fund and available for such purpose, to retire and redeem all Bonds then Outstanding, in accordance with
Section 2.4 of the Indenture.

          (E) The obligation of the Borrower to make the payments provided for in this Section shall be absolute and unconditional, and the failure of the Authority or the Trustee to execute or deliver or cause to be executed or delivered any documents or to take any action required under this Agreement or otherwise shall not relieve the Borrower of its obligation under this Section. Notwithstanding any other provision of this Agreement or the Indenture, the Borrower's obligations under this Section shall survive the termination of this Agreement and the Indenture.

          (F)  [Reserved].

          (G) The occurrence of a Determination of Taxability shall not be an Event of Default hereunder but shall require only the performance of the obligations of the Borrower stated in this Section, the breach of which shall constitute an Event of Default as provided in Section 7.1 hereof.

          (H) At any time after the issuance of the Bonds, the Authority shall, upon (1) the release of a published Revenue Ruling by the Internal Revenue Service and the receipt by the Authority of an opinion of Bond Counsel to the effect that such ruling may adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes, and
(2) receipt from the Borrower, within 30 days after the Authority has mailed copies of such ruling and such opinion to the Borrower, of a written request to proceed in accordance with this Section, proceed to apply for and use its best efforts to obtain a ruling from the Internal Revenue Service, pursuant to Revenue Procedure 96-16 or any other procedures subsequently established by the Internal Revenue Service, as to the qualification or continued qualification of interest on the Bonds for exclusion from gross income for federal income tax purposes. The Authority and the Borrower shall cooperate and consult with each other in all matters pertaining to such ruling request.

All expenses of the Authority in connection with such application including reasonable counsel fees shall be paid by the Borrower.

     Section 6.4. Covenant as to Project Use. (A) The Borrower agrees that it shall promptly notify the Authority and the Trustee upon the occurrence of any of the following events, in each case, whether as a result of a determination by the Borrower, the Connecticut Department of Public Utility Control or the United States Nuclear Regulatory Commission or its successors,

               (1) Abandonment of a substantial portion of the Project at any one time or in the aggregate;

               (2) Any disposition of all or any part of the Borrower's ownership interest in the Project other than (i) to a company which is part of Northeast Utilities, (ii) in connection with a merger, consolidation, or sale of assets permitted by Section 6.1(B) hereof, (iii) in connection with any form of financing (including without limitation the grant of a mortgage or security interest or sale in connection with a sale and lease back) by the Borrower, (iv) in any case in which the remaining aggregate ownership interest of Northeast Utilities is greater than 50 percent, (v) of any portion of the Project beyond its useful or economic life, or (vi) in the ordinary course of the Borrower's business. For purposes of this paragraph, "Northeast Utilities" means Northeast Utilities, its subsidiaries (whether direct or indirect) and their successors and assigns; or

               (3) Any determination, following damage or destruction of all or substantially all of the Project, not to repair, reconstruct, relocate or replace the Project.

               (B) In the event that the Authority receives notice from the Borrower of the occurrence of any event described in subsection (A) of this
Section 6.4, the Borrower agrees that the Authority may, not later than one year after the receipt of such notice from the Borrower, declare that payment of all amounts due under the Financing Documents shall be accelerated by notice to the Borrower and the Trustee stating that such amounts are due and payable by the Borrower in full on a date selected by the Borrower and set forth in a notice to the Trustee and the Authority, which date shall be not later than three years from the date of mailing of the Authority's acceleration notice to the Borrower.

               (C) Any failure of the Borrower to comply with the provisions of this Section shall be subject to the provisions of Section 7.3 hereof.

     Section 6.5. Further Assurances and Corrective Instruments. The Authority and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project Realty or Project Equipment or for carrying out the intention of or facilitating the performance of this Agreement.

     Section 6.6.   Covenant by Borrower as to Compliance with Indenture.
The Borrower covenants and agrees that it will comply with the provisions of the Indenture with respect to the Borrower and that the Trustee and the Bondholders shall have the power and authority provided in the Indenture.
The Borrower further agrees to aid in the furnishing to the Authority or the Trustee of opinions that may be required under the Indenture. The Borrower covenants and agrees that the Trustee shall be entitled to and shall have all the rights, including the right to enforce against the Borrower the provisions of the Financing Documents, pertaining to the Trustee notwithstanding the fact that the Trustee is not a party to the Financing Documents.

     Section 6.7. Assignment of Agreement or Mortgage Bonds. (A) The Borrower may not assign its rights, interests or obligations hereunder or under the Mortgage Bonds except as may be permitted pursuant to Section 6.1(B) hereof.

          (B) The Authority agrees that it will not assign or transfer any of the Financing Documents or the revenues and other receipts, funds and monies to be received thereunder during the Term except to the Trustee as provided in this Agreement and the Indenture.

     Section 6.8. Inspection. The Authority, the Trustee and their duly authorized agents shall have (1) the right at all reasonable times to enter upon and to examine and inspect the Project and (2) such rights of access thereto as may be reasonably necessary for the proper maintenance and repair thereof in the event of failure by the Borrower to perform its obligations under this Agreement, subject, in each case, to all applicable laws, rules, regulations, orders and guidelines. The Authority and the Trustee shall also be permitted, at all reasonable times, to examine the books and records of the Borrower with respect to the Project.

     Section 6.9. Default Notification. Within seven (7) days after becoming aware of any condition or event which constitutes, or with the giving of notice or the passage of time would constitute, an Event of Default or an "Event of Default" under Section 8.1 of the Indenture, the Borrower shall deliver to the Authority, the Bank, if any, the Remarketing Agent, the Paying Agent and the Trustee a notice stating the existence and nature thereof and specifying the corrective steps, if any, the Borrower is taking with respect thereto.

     Section 6.10. Covenant Against Discrimination. (A) The Borrower in the performance of this Agreement will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religion, national origin, age, sex, sexual orientation, marital status, physical or learning disability, political beliefs, mental retardation or history of mental disorder in any manner prohibited by the laws of the United States or of the State.

          (B) The Borrower will comply with the provisions of the resolution adopted by the Authority on June 14, 1977, as amended, and the policy of the Authority implemented pursuant thereto concerning the promotion of equal employment opportunity through affirmative action plans. The resolution requires that all borrowers receiving financial assistance from the Authority adopt and implement an affirmative action plan prior to the closing of the loan. The plan shall be updated annually as long as the Bonds remain Outstanding.

     Section 6.11. Authority Costs and Expenses. The Authority agrees that it shall in all instances act in good faith in incurring costs, expenses and legal fees in connection with the transactions contemplated by this Agreement and the Indenture.

     Section 6.12. Bond Insurer Notice Provisions. (A) While the Insurance Policy is in effect, the Borrower shall furnish to the Bond Insurer (the attention of the Surveillance Department, unless otherwise indicated):

     (a) as soon as practicable after the filing thereof, a copy of each of the Borrower's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission; and

     (b)  such additional information it may reasonable request.

     (B) The Borrower will permit the Bond Insurer to discuss the affairs, finances and accounts of the Borrower or any information the Bond Insurer may reasonably request regarding the security for the Bonds with appropriate officers of the Borrower. The Borrower will, subject to the provisions of applicable law, permit the Bond Insurer to have access to the Project and have access to and to make copies of all books and records relating to the Bonds at any reasonable time.

     (C) The Bond Insurer shall have the right to direct an accounting at the Borrower's expense, and the Borrower's failure to comply with such direction within thirty (30) days after receipt of written notice of the direction from the Bond Insurer shall be deemed a default hereunder; provided, however, that if compliance cannot occur within such period, then such period will be extended so long as compliance is begun within such period and diligently pursued, but only if such extension would not materially adversely affect the interests of any registered owner of the Bonds.

     (D) To the extent that the Borrower enters into a continuing disclosure agreement with respect to the Bonds, the Bond Insurer shall be included as party to be notified.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

     Section 7.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

          (1) Any material representation or warranty made by the Borrower in the Financing Documents or any certificate, statement, data or information furnished in writing to the Authority or the Trustee by the Borrower in connection with the closing of the initial issue of the Bonds or included by the Borrower in its application to the Authority for assistance proves at any time to have been incorrect when made in any material respect.

          (2) Failure by the Borrower to pay any amount that has become due and payable with respect to the Bonds or any other amount due and payable pursuant to the Financing Documents and the continuance of such failure for more than five Business Days.

          (3) Failure by the Borrower to comply with the default notification provisions of Section 6.9 hereof.

          (4) The occurrence of an "Event of Default" under Section 8.1(A) of the Indenture (other than an occurrence under Section 8.1(A)(2)(a)).

          (5) Failure by the Borrower to observe or perform any covenant, condition or agreement hereunder or under the Financing Documents (except those referred to above) and (a) continuance of such failure for a period of sixty days after receipt by the Borrower of written notice specifying the nature of such failure or (b) if by reason of the nature of such failure the same cannot be remedied within the sixty day period, the Borrower fails to proceed with reasonable diligence after receipt of the notice to cure the failure.

          (6) The Borrower shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (b) admit in writing its inability to pay its debts generally as they become due, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, or (e) commence a voluntary case under the Federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or if without the application, approval or consent of the Borrower, a proceeding shall be instituted in any court of competent jurisdiction, seeking in respect of the Borrower an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Borrower or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Borrower in good faith, the same shall continue undismissed, or pending and unstayed, for any period of 90 consecutive days.

     Section 7.2. Remedies on Default. (A) Whenever any Event of Default shall have occurred, the Trustee, or the Authority where so provided herein, may take any one or more of the following actions:

          (1) The Trustee, as and to the extent provided in Article VIII of the Indenture, may cause all amounts payable under the Financing Documents to be immediately due and payable without notice or demand of any kind, whereupon the same shall become immediately due and payable.

          (2) The Authority, without the consent of the Trustee or any Bondholder, may proceed to enforce the obligations of the Borrower to the Authority under this Agreement.

          (3) The Trustee may take whatever action at law or in equity it may have to collect the amounts then due and thereafter to become due, or to enforce the performance or observance of the obligations, agreements, and covenants of the Borrower under the Financing Documents.

          (B) In the event that any Event of Default or any proceeding taken by the Authority (or by the Trustee on behalf of the Authority) thereon shall be waived or determined adversely to the Authority, then the Event of Default shall be annulled and the Authority and the Borrower shall be restored to their former rights hereunder, but no such waiver or determination shall extend to any subsequent or other default or impair any right consequent thereon.

     Section 7.3 Remedies Upon Project Use Default. (A) If the Borrower shall fail to notify the Authority of the occurrence of any event set forth in Section 6.4(A) hereof within 60 days of the determination thereof as provided in Section 6.4(A), the Authority may, not later than one year after obtaining knowledge of such determination and so long as such failure is continuing, send a notice to the Trustee and the Borrower calling for the acceleration of all of the Borrower's obligations under the Financing Documents and for the redemption of all of the Bonds Outstanding. Any such notice (i) shall set forth in reasonable detail the event giving rise to the Borrower's obligation under Section 6.4(A), (ii) shall be accompanied by such evidence thereof as shall be acceptable to the Trustee, and (iii) shall specify the dates upon which (a) notice of redemption of the Bonds is to be given by the Trustee (which shall not be less than 180 days from the date of the notice being given to the Trustee by the Authority) and (b) the date redemption of Bonds is to occur (which shall be a date at least thirty days after notice of redemption is to be given by the Trustee).

               (B) If, after receipt of notice from the Authority as provided in Section 6.4(B), the Borrower shall fail to select a date for redemption of all Outstanding Bonds, the Authority may, not earlier than 60 days prior to the date which is three years after the date notice was mailed to the Borrower as provided in Section 6.4(B), send a notice to the Trustee and the Borrower calling for the redemption of all of the Bonds then Outstanding. Any such notice shall specify the date that notice of redemption is to be given by the Trustee and the date that such redemption is to occur.

               (C) On or before the redemption date specified by the Trustee in its notice of redemption pursuant to this Section, the Borrower shall pay, as a final loan payment hereunder, a sum sufficient, together with other funds on deposit with the Trustee and available for such purpose, to redeem all Bonds then Outstanding under the Indenture at 100% of the principal amount thereof plus accrued interest to the redemption date. The Borrower shall also pay or provide for all reasonable and necessary fees of the Trustee and any Paying Agent accrued and to accrue through the date of redemption of the Bonds and all other amounts due or to become due under the Financing Documents.

     Section 7.4. No Duty to Mitigate Damages. Unless otherwise required by law, neither the Authority, the Trustee nor any Bondholder shall be obligated to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Borrower if an Event of Default shall occur.

     Section 7.5. Remedies Cumulative. No remedy herein conferred upon or reserved to the Authority or the Trustee is intended to be exclusive of any other available remedy or remedies but each and every such remedy shall be cumulative and shall be in addition to every remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. Delay or omission to exercise any right or power accruing upon any default or failure by the Authority or the Trustee to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies upon default by the Borrower hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce, by injunction or other appropriate legal or equitable remedy, strict compliance by the Borrower with all of the covenants and conditions hereof, or of the right to exercise any such rights or remedies, if such default by the Borrower be continued or repeated.

                                  ARTICLE VIII

                              PREPAYMENT PROVISIONS

     Section 8.1. Optional Prepayment. (A) The Borrower shall have, and is hereby granted, the option to prepay its loan obligation and to cause the corresponding optional redemption of the Bonds pursuant to Section 2.4(A) of the Indenture at such times, in such amounts, and with such premium, if any, for such optional redemption as set forth in the forms of the Bonds, by delivering a written notice to the Trustee in accordance with Section 8.2 hereof, with a copy to the Authority, setting forth the amount to be prepaid, the amount of Bonds requested to be redeemed as a result of such prepayment, and the date on which such Bonds are to be redeemed. Such prepayment must be sufficient to provide monies for the payment of interest and Redemption Price in accordance with the terms of the Bonds requested to be redeemed with such prepayment and all other amounts then due under the Financing Documents. In the event of any complete prepayment of its loan obligation, the Borrower shall, at the time of such prepayment, also pay or provide for the payment of all reasonable or necessary fees and expenses of the Authority, the Trustee and the Paying Agent accrued and to accrue through the final payment of all the Bonds. Any such prepayments shall be applied to the redemption of Bonds in the manner provided in Section 2.4(A) of the Indenture, and credited against payments due hereunder in the same manner.

          (B) The Borrower shall have, and is hereby granted, the option to prepay its loan obligation in full at any time without premium if any of the following events shall have occurred, as evidenced in each case by the filing with the Trustee of a certificate of an Authorized Representative of the Borrower to the effect that one of such events has occurred and is continuing, and describing the same:

          (1) Damage or destruction to the Plant or the Project to such extent that in the opinion of the Borrower (expressed in a resolution adopted by the Board of Directors of the Borrower (a "Board Resolution")) and of an architect or engineer acceptable to the Borrower (who may be an employee of the Borrower), both filed with the Authority and the Trustee, (a) the Plant or the Project, as the case may be, cannot be reasonably repaired, rebuilt, or restored within a period of six (6) months to their condition immediately preceding such damage or destruction, or (b) normal operations are thereby prevented from being carried on at the Plant for a period of not less than six (6) months.

          (2) Loss of title to or use of a substantial part of the Plant or the Project as a result of the exercise of the power of eminent domain which, in the opinion of the Borrower (expressed in a Board Resolution) and of an architect or engineer acceptable to the Borrower (who may be an employee of the Borrower), both filed with the Authority and the Trustee, prevents or is likely to prevent normal operations from being carried on at the Plant for a period of not less than six (6) months.

          (3) A substantial part of the Plant or the Project shall become obsolete in the opinion of the Borrower (expressed in a Board Resolution).

          (4) A change in the Constitution of the State of Connecticut or of the United States of America or legislative or executive action (whether local, state, or federal) or a final decree, judgment or order of any court or administrative body (whether local, state, or federal) that causes this Agreement to become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed herein or, imposes unreasonable burdens or excessive liabilities upon the Borrower with respect to the Plant or the Project or the operation thereof.

          (5) The operation of the Plant or the Project shall have been enjoined or shall otherwise have been prohibited by any order, decree, rule or regulation of any court or of any local, state, or federal regulatory body, administrative agency or other governmental body for a period of not less than six (6) months.

          (6) Changes which the Borrower cannot reasonably control in the economic availability of fuel, materials, supplies, labor, equipment, or other properties or things necessary for the efficient operation of the Plant or the Project shall have occurred which, in the judgment of the Borrower (expressed in a Board Resolution), render the continued operation of the Plant uneconomical.

In any such case the final loan payment shall be a sum sufficient, together with other funds deposited with Trustee and available for such purpose, to redeem all Bonds then outstanding under the Indenture at the redemption price of 100% of the principal amount thereof plus accrued interest to the redemption date or dates and all other amounts then due under the Financing Documents, and the Borrower shall also pay or provide for all reasonable or necessary fees and expenses of the Trustee and Paying Agent and the Remarketing Agent accrued and to accrue through final payment for the Bonds. The Borrower shall deliver a written notice to the Trustee, with a copy to the Authority, requesting the redemption of the Bonds under the Indenture, which notice shall have attached thereto the applicable certificate of the Authorized Representative of the Borrower. The Borrower's right to so request the redemption of the Bonds upon the occurrence of any single event listed in this Section 8.1(B) shall expire six (6) months, and any such redemption shall occur within nine (9) months, after such event occurs.

     Section 8.2. Notice by the Borrower of Optional Prepayment. The Borrower shall exercise its option to prepay its loan obligation pursuant to
Section 8.1(A) or (B) by giving written notice signed by an Authorized Representative of the Borrower to the Trustee, the Authority, the Paying Agent, and the Remarketing Agent at least five (5) days before the prepayment date if Bonds to be redeemed with the amounts to prepaid pursuant to the Indenture are then in the Flexible Mode, and forty-five (45) days before the prepayment date if Bonds to be redeemed with the amounts so prepaid pursuant to the Indenture are then in any other Mode.

     Section 8.3. Mandatory Prepayment on Taxability. The Borrower shall pay or cause the prepayment of its loan obligation following a Determination of Taxability in the manner provided in Section 6.3 of this Agreement.

     Section 8.4. Mandatory Prepayment Upon Occurrence of Certain Events. The Borrower shall pay or cause the prepayment of its loan obligation, prior to the maturity of the Bonds, on a date selected by the Borrower, which date shall be not later than three years after the date of mailing to the Borrower of notice from the Authority of the Authority's election to accelerate the Borrower's loan obligation hereunder as provided in Sections 6.4 and 7.3 hereof.

     Section 8.5. Mandatory Prepayment Pursuant to Standby Bond Purchase Agreement. The Borrower shall pay or cause the prepayment of its loan obligation in accordance with the mandatory amortization provisions relating to Bank Bonds (as such term is defined in the Standby Bond Purchase Agreement) contained in the Standby Bond Purchase Agreement.

                                   ARTICLE IX

                                     GENERAL


     Section 9.1. Indenture. (A) Monies received from the sale of the Bonds and all loan payments made by the Borrower and all other monies received by the Authority or the Trustee under the Financing Documents shall be applied solely and exclusively in the manner and for the purposes expressed and specified in the Indenture and in the Bonds and as provided in this Agreement.

          (B) The Borrower shall have and may exercise all the rights, powers and authority given the Borrower in the Indenture and in the Bonds, and the Indenture and the Bonds shall not be modified, altered or amended in any manner which adversely affects such rights, powers and authority or otherwise adversely affects the Borrower without the prior written consent of the Borrower.

     Section 9.2. Benefit of and Enforcement by Bondholders. The Authority and the Borrower agree that this Agreement is executed in part to induce the purchase by others of the Bonds and for the further securing of the Bonds, and accordingly that all covenants and agreements on the part of the Authority and the Borrower as to the amounts payable with respect to the Bonds hereunder are hereby declared to be for the benefit of the holders from time to time of the Bonds and may be enforced as provided in the Indenture on behalf of the Bondholders by the Trustee.

     Section 9.3. Force Majeure. In case by reason of force majeure the Borrower shall be rendered unable wholly or in part to carry out its obligations under this Agreement, then except as otherwise expressly provided in this Agreement, if the Borrower shall give notice and full particulars of such force majeure in writing to the Authority within a reasonable time after occurrence of the event or cause relied on, the obligations of the Borrower, other than its obligation to make the payments required under the terms hereof or of the Mortgage Bonds, so far as they are affected by such force majeure, shall be suspended during the continuance of the inability then claimed which shall include a reasonable time for the removal of the effect thereof, but for no longer period, and the Borrower shall endeavor to remove or overcome such inability with all reasonable dispatch. The term "force majeure", as employed herein, means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, orders of any kind of the Government of the United States, of the State or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, volcanoes, fires, hurricanes, tornadoes, storms, floods, washouts, droughts, arrests, restraining of government and people, civil disturbances, explosions, partial or entire failure of utilities, shortages of labor, material, supplies or transportation, or any other similar or different cause not reasonably within the control of the party claiming such inability. It is understood and agreed that the settlement of existing or impending strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Borrower and that the above requirements that any force majeure shall be reasonably beyond the control of the Borrower and shall be remedied with all reasonable dispatch shall be deemed to be fulfilled even though such existing or impending strikes, lockouts and other industrial disturbances may not be settled and could have been settled by acceding to the demands of the opposing person or persons.

     Section 9.4. Amendments. This Agreement may be amended only with the concurring written consent of the Trustee and, if required by the Indenture, of the owners of the Bonds given in accordance with the provisions of the Indenture.

     Section 9.5. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows: if to the Authority, at 845 Brook Street, Rocky Hill, Connecticut 06067, Attention: Program Manager - Loan Administration; if to the Borrower, c/o Northeast Utilities Service Company at 107 Selden Street, Berlin, Connecticut 06037, Attention: Assistant Treasurer; if to the Remarketing Agent, Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Municipal Bond Department; if to the Paying Agent, Fleet National Bank, 777 Main Street, Hartford, Connecticut 06115, Attention: Corporate Trust Department; and if to the Trustee, Fleet National Bank, 777 Main Street, Hartford, Connecticut 06115, Attention:
Corporate Trust Department. A duplicate copy of each notice, certificate or other communication given hereunder by either the Authority or the Borrower to the other shall also be given to the Trustee. The Authority, the Borrower, the Remarketing Agent, the Paying Agent and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

     Section 9.6. Prior Agreements Superseded. This Agreement, together with all agreements executed by the parties concurrently herewith or in conjunction with the sale of the Bonds, shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Authority and the Borrower relating to the lending of money and the Project, including those contained in any commitment letter executed in anticipation of the issuance of the Bonds.

     Section 9.7. Execution of Counterparts. This Agreement may be executed simultaneously in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 9.8. Time. All references to times of day in this Agreement are references to New York City time.

     IN WITNESS WHEREOF, the Authority has caused this Agreement to be executed in its corporate name by a duly Authorized Representative, and the Borrower has caused this Agreement to be executed in its corporate name by its duly authorized officer all as of the date first above written.

Connecticut Development Authority





By
Name: /s/Antone C. Botelho, III
Authorized Representative



The Connecticut Light and
Power Company



By
Name: /s/David R. McHale
Title: Assistant Treasurer-Finance


                                   APPENDIX A

                        DESCRIPTION OF PROJECT EQUIPMENT

I.   POLLUTION CONTROL FACILITIES

     (a)  Condensate Polishing Demineralizer Resin Regeneration System
     (b)  Water Treating Resin Regeneration System
     (c)  Boron Recycle Facility
     (d)  Liquid Waste Management System
     (e)  Gaseous Waste Degasification System
     (f)  Gaseous Waste (HVAC) System
     (g)  Oil Separators

II.  SEWAGE DISPOSAL FACILITIES

     (a)  Sanitary Waste System

III. SOLID WASTE FACILITIES

     (a)  Screen Wash and Disposal System
     (b)  Radioactive Solid Waste System
     (c)  Spent Fuel Facility